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Report of Independent Auditors


The Board of Directors
American Partners Life Insurance Company

We have audited the financial statements of American Partners Life Insurance Company (a wholly owned subsidiary of IDS Life Insurance Company) as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 5, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 24(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



Ernst & Young LLP
February 5, 1998
Minneapolis, Minnesota

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AMERICAN PARTNERS LIFE INSURANCE COMPANY
SCHEDULE I - CONSOLIDATED SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES ($ thousands)
AS OF DECEMBER 31, 1997


-----------------------------------------------------------------------------
Column A                             Column B     Column C      Column D

Type of Investment                    Cost         Value      Amount at which
                                                              shown in the
                                                              balance sheet
-----------------------------------------------------------------------------
Fixed maturities:
    Held to maturity:
        All other corporate bonds       63,747      68,122             63,747
                                    ----------  -----------  ----------------
             Total held to maturity     63,747      68,122             63,747

    Available for sale:
        United States Government and
          government agencies and
          authorities (c)               48,732       49,470            49,470
        All other corporate bonds      95,612         98,511           98,511
                                    ----------  -----------  ----------------
             Total available for sale  144,344      147,981           147,981

             Total investments       $ 208,091    XXXXXXXXX          $211,728
                                       =======                        =======

 (a)-Includes mortgage-backed securities with a cost and market value of $41,326 and $41,760, respectively.
 (b)-Includes mortgage-backed securities with a cost and market value of $4,028 and $4,094, respectively.